Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Announces Fourth Quarter and Fiscal Year Results

Outlook for Fiscal 2007 Set at $53-55 Million in Adjusted EBITDA1

Richmond, Virginia (August 3, 2006) — Cadmus Communications Corporation (NASDAQ/GM: CDMS) today announced results for its fourth quarter of fiscal 2006. Net sales were $113.5 million on a consolidated basis, an increase of 2% from $111.1 million in last year’s fourth quarter. Operating income was $1.1 million, and net loss was $1.8 million, or a loss of $0.20 per share, compared to operating income of $4.4 million and net income of $1.2 million, or income of $0.13 per share in last year’s fourth quarter. Included in the results for the fourth quarter of fiscal 2006 were restructuring and other charges of $1.2 million, or $0.08 per share net of taxes, related primarily to (i) severance expenses, costs to consolidate and reorganize manufacturing facilities, and impairment of assets to be replaced, all of which are part of the Company’s previously announced equipment replacement and consolidation plan, and (ii) costs associated with management changes and related organizational changes within the Publisher Services segment and its Emerging Solutions operations. Adjusted for the impact of these items2, adjusted operating income was $2.4 million and adjusted loss per share was $0.12 for the fourth quarter of fiscal 2006.

For the quarter and for the fiscal year, operating highlights or items of note include the following:

•	For the quarter, net sales grew 2% on a consolidated basis with growth in net sales in both of the Company’s segments, the fifth consecutive quarter in which the Company reported an increase in year over year consolidated net sales. For the year, net sales increased 3%.

•	For the quarter, content services net sales grew 8%, as pages continued to increase in the core scientific, technical, and medical (“STM”) market and as growth accelerated for the Company’s India-based subsidiary, KnowledgeWorks Global Limited.

•	For the quarter, net sales in the Specialty Packaging segment were up 2%, as lower freight billed (as an expense passed through to customers) and lower revenues in the Charlotte, North Carolina facility offset strong growth in the offshore operations. For the full year, however, net sales rose 12% to approximately $87.8 million.

•	With improved efficiencies at the Lancaster Press facility, on time delivery and overall customer satisfaction improved dramatically during the quarter.

[1]	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company also excludes discontinued operations and the impact of restructuring and other charges from the computation of Adjusted EBITDA.
[2]	Refer to the portion of this release titled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.

•	Operating margins in the Specialty Packaging segment declined to 6.4% for the fourth quarter. Included in these results, however, are approximately $0.5 million in additional costs incurred in the Specialty Packaging segment related primarily to establishing the recently-announced PeriscopeCadmus™ joint venture and the joint venture’s Asian offices. Excluding these one-time costs, adjusted operating margins increased to 8.9%[3].

•	The Company’s recently-formed PeriscopeCadmus™ joint venture has been selected as one of four core suppliers of packaging for a major national retailer. While start-up spending in connection with this joint venture may adversely affect margins in the first quarter, this new business win should drive sustained growth and profitability in the specialty packaging joint venture for the balance of fiscal 2007.

•	Operating income for the quarter in the Publisher Services segment was negatively impacted by (i) continued operational inefficiencies in connection with the integration of the Lancaster and Science Press sites, (ii) one-time expenses relating to customer credits, (iii) pricing pressures, primarily in the special interest magazine segment, and (iv) higher utility costs.

Bruce V. Thomas, president and chief executive officer, remarked, “Despite our challenges in fiscal 2006, we enter fiscal 2007 with optimism about our business. We are encouraged by the growth we are seeing in our business. This growth has been broad-based and sustained and we are accelerating new business development efforts to take advantage of our lower cost, more efficient manufacturing platform. We also are seeing much improved profitability from all of our offshore operations. Over the past several years, our investment in India, the Dominican Republic, Honduras, and Hong Kong has been substantial. These operations are now well established and we are beginning to see both accelerating growth and improving margins. Finally, we have rebuilt our Publisher Services leadership team, adding experienced managers such as Peter Hanson and John Miller in key leadership roles. We believe their skills and experience will have a very positive impact on our operational performance going forward.”

Continuing Mr. Thomas stated, “We expect to rebound sharply from the disappointing performance in fiscal 2006. We have much stronger operations domestically and robust and highly differentiating global capabilities in both content and print. We remain convinced that our strategy is sound, that it will permit us to deliver much improved performance in fiscal 2007, and that it continues to position the Company for long-term success.”

Paul K. Suijk, senior vice president and chief financial officer, provided additional specifics regarding the Company’s expected performance for fiscal 2007. Mr. Suijk stated, “If we can sustain top line momentum, continue to benefit from the improving trends in our offshore and content operations, sustain or accelerate the pace of improvement at Lancaster, and realize the planned benefits from the web press installations at Easton, Pennsylvania and Richmond, Virginia (these start-ups are nearing completion and are on track), we can deliver approximately $53-55 million in adjusted EBITDA for fiscal 2007. Starting with the third quarter, the full savings on an annual run rate basis associated with the equipment replacement and consolidation plan should be fully realized. Therefore, the adjusted EBITDA run rate should be in the low-to-mid $60 million range in the second half of fiscal 2007. Once we complete the capital spending related to the equipment replacement and consolidation plan in the first quarter, we expect capital spending levels to return to the more historical levels of $10-15 million on an annual basis. At these EBITDA and spending levels, we would expect to reduce debt by approximately $10-15 million in fiscal 2007.”

Commenting further, Mr. Suijk stated, “The Company amended its senior bank credit agreement, effective June 30, 2006, to amend certain financial covenants, including total leverage and senior leverage, and to provide for certain other requirements under the terms of the agreement. This amendment will permit us the flexibility and the support we need to both complete our equipment upgrade plan and to effect the other aspects of our business plan for fiscal 2007. We are grateful for, and strongly encouraged by, the continuing support we have received from our banks, our bondholders, and our shareholders.”

[3]	For the fourth quarter of fiscal 2006, GAAP operating income for the Specialty Packaging segment was $1.3 million, or 6.4% of segment net sales of $20.1 million, which included the $0.5 million (or 2.5% of segment net sales) of costs noted above. Excluding these costs, segment adjusted operating income was $1.8 million, or 8.9% of segment net sales of $20.1 million.

Fourth Quarter and Fiscal Year Operating Results Review2

Net sales for the fourth quarter totaled $113.5 million compared with $111.1 million last year, an increase of 2%. Specialty Packaging segment net sales were $20.1 million, an increase of 2% from $19.8 million last year, as the Company continued to benefit from its strategic Global Packaging Solutions network and its expansion into Asia. Publisher Services segment net sales were $93.5 million, an increase of 2% from $91.4 million last year, as the Company experienced page and revenue growth from the STM market, improved revenues from its content-related initiatives in the educational and government services markets, continued growth in its emerging solutions technology offerings, and better revenue trends in its printing plants, despite continuing price pressures.

Adjusted operating income4 for the quarter was $2.4 million or 2.1% of net sales in the fourth quarter, compared to $9.3 million, or 8.4% of net sales last year. Specialty Packaging operating income of $1.3 million, or 6.4% of net sales, was down from $1.6 million, or 8.0% of net sales primarily due to combined costs of approximately $0.5 million incurred in connection with establishing the PeriscopeCadmus™ joint venture previously disclosed and costs incurred to replace a customer’s product that was damaged during the manufacturing process. This segment, however, continues to benefit from higher overall volume and efficiencies derived from new and more efficient technology and enhancements and expansions to its global capacity and work flows. Publisher Services operating income declined to $2.8 million from $8.9 million last year and operating income margins declined to 3.0% of net sales from 9.7% last year. As in the third quarter, this decline was primarily due to much higher costs from operational inefficiencies and capacity constraints from the Lancaster and Science Press sites’ integration activities and additional costs incurred at other sites to produce off-loaded work from Lancaster to meet customer schedules. In addition, margins were adversely affected by (i) continued pricing pressures, primarily in the special interest magazine market, (ii) expenses related to customer credits, (iii) costs incurred in connection with the Company’s growth initiatives in the educational and government services markets, and (iv) higher energy costs.

In connection with the favorable tax resolution reported last quarter, the Company received an $11.8 million cash refund during the fourth quarter of fiscal 2006. Capital spending of $12.1 million, related primarily to the Company’s previously announced equipment replacement and consolidation plan, the $5.2 million semi-annual interest payment on the Company’s senior subordinated notes, and the net cash outflow of $0.7 million for the repurchase of approximately 72,000 shares of its common stock under a stock repurchase program, offset partially from cash flow from operations, resulted in an increase in total debt of $4.5 million for the quarter, excluding the fair market value of interest rate swap agreements. In July 2006, the Company terminated its stock repurchase program to focus on improving shareholder value by reducing leverage and interest expense rather than by repurchasing shares.

Net sales for fiscal 2006 totaled $451.4 million compared with $436.4 million last year, an increase of 3%. Specialty Packaging segment net sales were $87.8 million, an increase of 12% from $78.2 million last year. Publisher Services segment net sales were $363.7 million, an increase of 2% from $358.3 million last year. Adjusted operating income5 for fiscal 2006 was $19.4 million, or 4.3% of net sales, compared to $34.3 million, or 7.9% of net sales last year. Capital expenditures of $58.2 million primarily related to the equipment replacement and consolidation plan resulted in an increase in total debt of $43.9 million for fiscal 2006, excluding the fair market value of interest rate swap agreements.

[4]	For the fourth quarter of fiscal 2006, the Company reported GAAP operating income of $1.1 million, or 1.0% of net sales, which included $1.2 million, or (1.1)% of net sales, of restructuring and other charges. For the fourth quarter of fiscal 2005, the Company reported GAAP operating income of $4.4 million, or 4.0% of net sales, which included $4.9 million, or (4.4)% of net sales, of restructuring and other charges. These restructuring and other charges have been excluded from adjusted operating income for each period.
[5]	For fiscal 2006, the Company reported GAAP operating income of $11.3 million, or 2.5% of net sales, which included $8.1 million, or (1.8)% of net sales, of restructuring and other charges. For fiscal 2005, the Company reported GAAP operating income of $30.1 million, or 6.9% of net sales, which included $5.2 million, or (1.2)% of net sales, of restructuring and other charges and $1.0 million, or 0.2% of net sales, related to an insurance recovery. These restructuring and other charges and the insurance recovery have been excluded from adjusted operating income for each period.

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company included in this release certain non-GAAP financial measures. The non-GAAP financial measures used in this release are not GAAP financial measures and should not be viewed as a substitute for any GAAP financial measure. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures tables attached).

The Company included the following non-GAAP financial measures in this release: (1) “adjusted operating income” and “adjusted operating income margin” adjusted to exclude restructuring and other charges of $1.2 million and $8.1 million for the three and twelve months ended June 30, 2006, respectively, and $4.9 million and $5.2 million for the three and twelve months ended June 30, 2005, respectively, and to exclude the impact of the $1.0 million insurance recovery for the twelve months ended June 30, 2005 on a consolidated basis, (2) “adjusted income (loss) per share” adjusted in the same manner and for the same items as adjusted operating income and to exclude the $8.5 million and $5.0 million tax benefit from the Mack transaction for the twelve months ended June 30, 2006 and 2005, respectively, and to exclude the gain from discontinued operations of $0.6 million for the three months ended June 30, 2005 and the loss from discontinued operations of $0.9 million for the twelve months ended June 30, 2005, and (3) “Adjusted EBITDA” and “Adjusted EBITDA margin” as a percent of net sales with EBITDA being defined as earnings before interest, taxes, depreciation, and amortization. The Company also excludes discontinued operations and the impact of restructuring and other charges from the computation of Adjusted EBITDA.

In the Company’s press release for the fourth quarter of fiscal 2005, other income of $1.0 million, or $0.07 per share, related to an insurance recovery, was not excluded from the non-GAAP measures table (see the column labeled “2005(A)” in the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached for the twelve months ended June 30, 2005). For purposes of the discussion in this release, however, the impact of the insurance recovery has been excluded from the prior year non-GAAP measures and the table (see the column labeled “2005(C)” in the table attached), as management believes that excluding the impact of the insurance recovery for comparisons to the prior year better reflects the trends of the underlying operational performance of the business.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure, (2) the exclusion of the insurance recovery permits comparisons of trends in the underlying operational performance of the Company, (3) the exclusion of the impact of the tax benefit resulting from the Mack transaction permits comparisons of business operations without the impact of certain tax items, (4) the exclusion of the impact of discontinued operations permits comparisons of continuing business operations, and (5) Adjusted EBITDA and Adjusted EBITDA margin as a percent of net sales are useful measures that (a) are used by management of the Company as one of the primary measures to evaluate operating performance, (b) provide consistent period-over-period comparisons of the Company’s operating performance by excluding the impact of investing and financing transactions, and (c) are widely used measures to calculate overall enterprise value of companies. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

With respect to Adjusted EBITDA and Adjusted EBITDA margin, other companies may calculate this measure differently, and therefore, it may not be a good basis for direct comparisons between the performance of the Company and the performance of other companies. In addition, since Adjusted EBITDA eliminates depreciation expense, this measure may not provide useful comparisons with other companies that obtain their operating assets substantially through the use of operating leases since lease costs may not be eliminated in the computation and presentation of EBITDA or Adjusted EBITDA by those companies.

“Cadmus…Serving Education, Science, Health”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational and government services markets, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment replacement and consolidation plan, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, (11) our ability to realize the tax benefits associated with certain transactions, and (12) our ability to implement and realize the expected benefits associated with your increased operations in Asia and the business opportunities available to the PeriscopeCadmus™ joint venture. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005
Net sales	$113,544	$111,144	$451,417	$436,436

Cost of sales	100,295	91,650	389,731	358,860
Selling and administrative expenses	10,893	10,206	42,314	43,256
Restructuring and other charges	1,218	4,898	8,084	5,219
Other income	—	—	—	(1,000)

	112,406	106,754	440,129	406,335

Operating income	1,138	4,390	11,288	30,101

Interest and other expenses:
Interest	4,052	3,253	14,881	12,869
Other, net	89	57	303	122

	4,141	3,310	15,184	12,991

Income (loss) from continuing operations before income taxes	(3,003)	1,080	(3,896)	17,110

Income tax benefit (expense)	1,170	(464)	10,070	(1,232)

Income (loss) from continuing operations	(1,833)	616	6,174	15,878

Gain (loss) from discontinued operations, net of tax	—	591	—	(887)

Net income (loss)	$(1,833)	$1,207	$6,174	$14,991

Earnings (loss) per share, assuming dilution:
Income (loss) from continuing operations	$(0.20)	$0.07	$0.65	$1.70
Gain (loss) from discontinued operations	—	0.06	—	(0.10)

Net income (loss)	$(0.20)	$0.13	$0.65	$1.60

Weighted-average common shares outstanding, diluted	9,335	9,334	9,428	9,345

Cash dividends per common share	$0.0625	$0.0625	$0.2500	$0.2500

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2006	June 30, 2005
	(Unaudited)
Assets:
Cash and cash equivalents	$108	$237
Accounts receivable, net	60,962	56,497
Inventories	26,784	24,124
Other current assets	6,605	10,456
Property, plant and equipment, net	128,393	91,600
Other assets, net	142,199	137,761

Total assets	$365,051	$320,675

Liabilities and shareholders’ equity:
Current maturities of long-term debt	$2,555	$—
Accounts payable	36,242	30,277
Accrued expenses and other current liabilities	23,475	24,525

Total current liabilities	62,272	54,802

Total debt:
Senior bank credit facility (matures 1/28/08)	62,200	32,000
Senior subordinated notes (matures 6/15/14)	125,000	125,000
Other	13,740	—

Subtotal debt before swap agreements	200,940	157,000
Fair market value of interest rate swap agreements	(1,735)	1,363

Total debt	199,205	158,363
Less current maturities of long-term debt	2,555	—

Total long-term debt	196,650	158,363

Other long-term liabilities	44,432	52,650
Shareholders’ equity	61,697	54,860

Total liabilities and shareholders’ equity	$365,051	$320,675

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005
Net sales:
Publisher Services	$93,457	$91,384	$363,660	$358,275
Specialty Packaging	20,087	19,760	87,757	78,161

Total net sales	$113,544	$111,144	$451,417	$436,436

Operating income:
Publisher Services	$2,819	$8,878	$18,731	$35,829
Specialty Packaging	1,290	1,580	7,524	7,369
Unallocated/other	(1,753)	(1,170)	(6,883)	(7,878)
Restructuring and other charges	(1,218)	(4,898)	(8,084)	(5,219)

Total operating income	$1,138	$4,390	$11,288	$30,101

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended June 30,
	2006		2005
Capital expenditures	$12,059		$3,565

Operating income, as reported	$1,138	1.0%	$4,390	4.0%
Restructuring and other charges (A)	1,218	1.1	4,898	4.4

Adjusted operating income	$2,356	2.1%	$9,288	8.4%

Income (loss) per share, assuming dilution:
Net income (loss), as reported	$(0.20)		$0.13
Discontinued operations, net of tax	—		(0.06)
Restructuring and other charges, net of tax (A)	0.08		0.33

Adjusted income (loss) per share, assuming dilution	$(0.12)		$0.40

Net income (loss), as reported	$(1,833)	(1.6)%	$1,207	1.1%
Discontinued operations	—	—	(591)	(0.5)
Income tax expense (benefit)	(1,170)	(1.0)	464	0.4
Interest	4,052	3.5	3,253	2.9
Depreciation	4,894	4.3	4,827	4.3
Amortization	270	0.2	178	0.2
Restructuring and other charges (A)	1,218	1.1	4,898	4.4

Adjusted EBITDA(B)	$7,431	6.5%	$14,236	12.8%

Margin percentages reflect percentage of net sales.

(A)	Restructuring and other charges were $0.7 million, or $0.08 per share, and $3.1 million, or $0.33 per share, net of tax, for the three months ended June 30, 2006 and 2005, respectively.
(B)	EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. The Company also excludes discontinued operations and the impact of restructuring and other charges from the computation of Adjusted EBITDA.

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Twelve Months Ended June 30,
	2006		2005(A)		Insurance Recovery(B)	2005(C)
Capital expenditures	$58,233		$12,081			$12,081

Operating income, as reported	$11,288	2.5%	$30,101	6.9%		$30,101	6.9%
Restructuring and other charges (D)	8,084	1.8	5,219	1.2		5,219	1.2
Other income (insurance recovery)	—	—	—	—	$(1,000)	(1,000)	(0.2)

Adjusted operating income	$19,372	4.3%	$35,320	8.1%	$(1,000)	$34,320	7.9%

Income per share, assuming dilution:
Net income, as reported	$0.65		$1.60			$1.60
Discontinued operations, net of tax	—		0.10			0.10
Restructuring and other charges, net of tax (D)	0.54		0.36			0.36
Mack transaction benefit (E)	(0.90)		(0.54)			(0.54)
Other income (insurance recovery)	—		—		$(0.07)	(0.07)

Adjusted income per share, assuming dilution	$0.29		$1.52		$(0.07)	$1.45

Net income, as reported	$6,174	1.4%	$14,991	3.4%	$(625)	$14,366	3.3%
Discontinued operations	—	—	887	0.2		887	0.2
Income tax expense (benefit)	(10,070)	(2.2)	1,232	0.3	(375)	857	0.2
Interest	14,881	3.3	12,869	2.9		12,869	2.9
Depreciation	18,803	4.1	19,196	4.4		19,196	4.4
Amortization	986	0.2	673	0.2		673	0.2
Restructuring and other charges (D)	8,084	1.8	5,219	1.2		5,219	1.2

Adjusted EBITDA(F)	$38,858	8.6%	$55,067	12.6%	$(1,000)	$54,067	12.4%

Margin percentages reflect percentage of net sales.

(A)	Reconciliation of GAAP to Non-GAAP measures including the insurance recovery in the results.
(B)	Insurance recovery of $1.0 million, or $0.07 per share net of tax, for the twelve months ended June 30, 2005.
(C)	Reconciliation of GAAP to Non-GAAP measures excluding the insurance recovery from the results.
(D)	Restructuring and other charges were $5.1 million, or $0.54 per share, and $3.3 million, or $0.36 per share, net of tax, for the twelve months ended June 30, 2006 and 2005, respectively.
(E)	The Mack transaction resulted in a tax benefit of $8.5 million, or $0.90 per share, and $5.0 million, or $0.54 per share, for the twelve months ended June 30, 2006 and 2005, respectively.
(F)	EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. The Company also excludes discontinued operations and the impact of restructuring and other charges from the computation of Adjusted EBITDA.